Exhibit 99.2

August 25, 2017                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES TO REDEEM ALL OUTSTANDING 8.60% SENIOR NOTES

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) announced today that it has elected to redeem all of its outstanding 8.60% Senior Notes due 2019 (CUSIP: 754730AB5) on September 25, 2017. The aggregate principal amount outstanding of the notes is $300 million. The redemption price will be equal to the greater of (i) 100% of the principal amount of the notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the redemption date on a semi-annual basis at a discount rate equal to the Treasury Rate (as defined in the notes and the relevant indenture), plus 50 basis points, plus accrued and unpaid interest to the redemption date.

As trustee for the notes, The Bank of New York Mellon Trust Company, N.A. issued a notice to registered holders concerning the redemption. Raymond James intends to use cash on hand to fund this redemption, after which no 8.60% Senior Notes will remain outstanding. The address of the trustee for the notes is:

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, NY  13057

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “intends,” and future or conditional verbs such as “will” and “may,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,300 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $677 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.